Exhibit 10.1

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment Agreement”) is dated as of February 26, 2024 (the “Effective Date”) by and among Aditxt, Inc. (“Aditxt”), Baker Brothers Life Sciences, L.P. (“BBLS”), 667, L.P. (“667” and collectively with BBLS, “Baker”) and Baker Bros. Advisors LP as their designated agent (the “Designated Agent”), and consented to by Evofem Biosciences, Inc., a Delaware corporation (“Borrower”).

WHEREAS, Baker entered into that certain Securities Purchase and Security Agreement by and among Borrower, Baker and Designated Agent, dated as of April 23, 2020, as amended on November 20, 2021, March 21, 2022, September 15, 2022 and September 8, 2023 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Baker loaned an original principal amount of twenty-five million dollars ($25,000,000) to Borrower (the “Original Loan Amount”);

WHEREAS, the Original Loan Amount is evidenced by those certain convertible promissory notes (the “Notes”) that were issued by Borrower to Baker;

WHEREAS, Aditxt, Baker, Designated Agent and Borrower entered into that certain Assignment Agreement, dated as of December 11, 2023 (the “Prior Assignment Agreement”). All capitalized terms used but not otherwise defined in this Assignment Agreement shall have the meaning provided in the Agreement or the Prior Assignment Agreement, as applicable;

WHEREAS, pursuant to the Prior Assignment Agreement, Baker sold and assigned the Notes and all remaining amounts due under the Agreement and the Notes to Aditxt, for (i) an original aggregate principal amount of Five Million Dollars ($5,000,000) secured notes due on December 31, 2023 (as amended, the “$5,000,000 Secured Notes”), (ii) an original aggregate principal amount of Eight Million Dollars ($8,000,000) secured notes due on September 30, 2024 (as amended, the “$8,000,000 Secured Notes”) and (iii) an aggregate principal amount of Five Million ($5,000,0000) ten-year unsecured coupon notes (the “$5,000,000 Unsecured Coupon Notes” and, together with the $5,000,000 Secured Notes and the $8,000,000 Secured Notes, the “Aditxt Notes”), and Aditxt purchased and assumed the Notes and such remaining amounts due under the Agreement and accepted the assignment;

WHEREAS, Aditxt desires to sell and assign the Notes and all remaining amounts due under the Agreement and the Notes to Baker, for a purchase price of $17,300,000, which amount shall be applied by Baker to the partial repayment of the Aditxt Notes, as more particularly described below, and Baker desires to purchase and assume the Notes and such remaining amounts due under the Agreement and accept the assignment, all in accordance with the terms of this Assignment Agreement;

WHEREAS, Borrower consents to such purchase by and assignment to Baker; and

NOW, THEREFORE, based on the mutual promises provided herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Aditxt, Borrower and Baker agree as follows:

1. Assignment.

a. Assignment. For consideration of $17,300,000, which amount shall be applied by Baker to the payment in full of the $8,000,000 Secured Notes and the $5,000,000 Unsecured Coupon Notes in accordance with the terms of the Payoff Letter of even date herewith, and the partial repayment of the $5,000,000 Secured Notes in accordance with the terms of certain amendments to such notes delivered concurrently with the execution of this Assignment Agreement (for the avoidance of doubt, Baker shall not make any cash payment), Aditxt hereby assigns to Baker, and Baker hereby assumes, the Notes and all remaining amounts due under the Agreement and the Notes (the “Outstanding Loan Amount”; the Outstanding Loan Amount and the Notes, collectively referred to herein as the “Assigned Loan”). Aditxt assigns, transfers and conveys to Baker the Transaction Documents. The Assigned Loan shall be secured by the Collateral to the same extent that the Collateral secures the Notes and the Outstanding Loan Amount. Baker acknowledges and agrees that after giving effect to the transactions contemplated herein, the outstanding balance due under the Aditxt Notes shall be $250,000.

b. The assignment of the Assigned Loan is without recourse to Aditxt.

2. Representations and Warranties.

a. Baker. Baker (i) represents and warrants that (A) it is legally authorized to enter into this Assignment Agreement; (B) it has obtained all consents and approvals required to enter into this Assignment Agreement; (C) this Assignment Agreement is binding legal obligation of Baker, enforceable against it in accordance with this Assignment Agreement’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; (D) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Loan, shall have the obligations of a Lender thereunder; (E) it is sophisticated with respect to decisions to acquire assets of the type represented by such Assigned Loan and either it, or the Person exercising discretion in making its decision to acquire such Assigned Loan, is experienced in acquiring assets of such type; (F) it has, independently and without reliance upon Aditxt and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement to purchase such Assigned Loan; and (G) it is not prohibited from being a Lender; (ii) will independently and without reliance upon Aditxt and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action permitted to be taken under the Transaction Documents; and (iii) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Transaction Documents (excluding the Warrants) are required to be performed by it as a Lender.

b. Aditxt. Aditxt represents and warrants that (i) it is legally authorized to enter into this Assignment Agreement, (ii) it has obtained all consents and approvals required to enter into this Assignment Agreement, (iii) this Assignment Agreement is binding legal obligation of Aditxt, enforceable against it in accordance with this Assignment Agreement’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, (iv) it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, lien or encumbrance, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by such Assigned Loan and either it, or the Person exercising discretion in making its decision to sell such Assigned Loan, is experienced in disposing of assets of such type; (vi) it has, independently and without reliance upon Baker and based on such documents and information as it have deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement to sell such Assigned Loan and (vii) it will independently and without reliance upon Baker and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action permitted to be taken under the Transaction Documents. Except as set forth in this Section (b)(i)-(vii), Aditxt makes no representations or warranties and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Transaction Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any other instrument or document furnished pursuant to the Transaction Documents, or the financial condition of, Borrower or any of its Subsidiaries or the performance or observance by Borrower or any such Subsidiary of any of its obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto. Except for the representations and warranties provided in this Section 2(b)(i)-(vi), the Assigned Loan is sold and assigned “as is” and “where is” without representations or warranties of any kind, including without limitation, warranties of merchantability or fitness of purpose.

c. Borrower. Borrower represents and warrants that (i) it is legally authorized to enter into this Assignment Agreement, (ii) it has obtained all consents and approvals required to enter into this Assignment Agreement, (iii) this Assignment Agreement is binding legal obligation of Borrower, enforceable against it in accordance with this Assignment Agreement’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iv) the Transaction Documents were duly authorized, executed, delivered and performed pursuant to all requisite corporate action on behalf of Borrower and in accordance with all applicable law, including, without limitation, all federal and state securities law.

3. Consent and Approval. Borrower hereby approves the foregoing Assignment Agreement, the modifications to the Agreement made herein, and the sale and assignment of the Assigned Loan to Baker.

4. General Provisions.

a. Severability. Whenever possible, each provision of this Assignment Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assignment Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assignment Agreement.

b. Notice. Any notice or service of process or other communication shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission if sent by facsimile or email, (ii) the day of delivery if hand delivered or delivered by an overnight express service or overnight mail delivery service, in each case addressed to the party to be notified as follows:

(a)	If to Baker:

Baker Brothers Life Sciences, L.P.

Attention: Scott Lessing, President
860 Washington St., 10th Floor
New York, NY 10014

Facsimile:
Telephone:

Email:

(b)	If to Aditxt:

Aditxt, Inc.

Attn: Amro Albanna, CEO

737 Fifth Street, Suite 200

Richmond, VA 23219

E-mail:

(c)	If to Borrower:

Evofem Biosciences, Inc.

7770 Regents Road, Suite 113-618

San Diego, CA 92122

Attn: Sandra Pelletier, CEO

E-Mail:

or to such other address as each party may designate for itself by like notice.

c. Entire Agreement; Amendments. This Assignment Agreement and the agreements referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof. None of the terms of this Assignment Agreement may be amended except by an instrument executed by each of the parties hereto.

d. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Assignment Agreement. In the event an ambiguity or question of intent or interpretation arises, this Assignment Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Assignment Agreement.

e. No Waiver. No omission or delay by Baker or Aditxt at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Aditxt at any time designated, shall be a waiver of any such right or remedy to which such party is entitled, nor shall it in any way affect such party’s right to enforce such provisions thereafter.

f. Survival. All agreements, representations and warranties contained in this Assignment Agreement or in any document delivered pursuant hereto or thereto shall survive the execution and delivery of this Assignment Agreement.

g. Governing Law. THIS ASSIGNMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

h. Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Assignment Agreement shall be brought in any state or federal court located in the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Assignment Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Assignment Agreement.

i. Counterparts. This Assignment Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

j. No Third Party Beneficiaries. No provisions of this Assignment Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Baker, the Designated Agent, Aditxt and Borrower unless specifically provided otherwise herein. For the avoidance of doubt, none of Baker, the Designated Agent, Aditxt or the Borrower may assign this Assignment Agreement to any other person.

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The terms set forth in this Assignment Agreement are hereby agreed to as of the date first provided above.

ADITXT, INC.

Signature:	/s/ Amro Albanna
Print Name:	Amro Albanna
Title:	Chief Executive Officer

[Assignment Agreement]

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

667, L.P.,

By: Baker Bros. Advisors LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

Baker Bros. Advisors LP

Signature:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

[Assignment Agreement]

Consented to by:

EVOFEM BIOSCIENCES, INC.

Signature:	/s/ Saundra Pelletier
Print Name:	Saundra Pelletier
Title:	Chief Executive Officer

[Assignment Agreement]